As filed with the Securities and Exchange Commission on November 9, 2000
Registration No. 333- __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IBEAM BROADCASTING CORPORATION
(Exact name of issuer as specified in its charter)

Delaware	94-3296895
(State of Incorporation)	(I.R.S. Employer Identification Number)

645 Almanor Avenue, Suite 100, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

NEXTVENUE INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
(Full title of the plans)

Peter Desnoes
President, Chief Executive Officer and Chairman of the Board
 IBEAM BROADCASTING CORPORATION
645 Almanor Avenue, Suite 100
 Sunnyvale, California 94085 (408) 830-3543
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.	Daniel Sroka
Ramsey Hanna, Esq.	iBEAM Broadcasting Corporation
WILSON SONSINI GOODRICH & ROSATI, P.C.	645 Almanor Avenue, Suite 100
650 Page Mill Road	Sunnyvale, CA 94085
Palo Alto, California 94304

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock of iBEAM Broadcasting
Corporation (the “;;; Registrant ”)
to be issued upon exercise of options granted under
the NextVenue Inc. Amended and Restated
1999 Stock Option Plan	1,402,500 shares	$6.5625	$9,203,906.25	$2,429.83
______________
(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable upon exercise of options granted under the NextVenue Inc. Amended and Restated 1999 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of iBEAM Broadcasting Corporation.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “;;;Securities Act”), solely for the purpose of calculating the registration fee. With respect to the 1,402,500 shares subject of outstanding options to purchase Common Stock of iBEAM Broadcasting Corporation under the NextVenue Inc. Amended and Restated 1999 Stock Option Plan, the proposed maximum offering price per share is estimated based upon the average between the high and low sales price reported on the Nasdaq National Market on November 3, 2000 which is equal to $6.5625 per share, pursuant to 457(h) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference

     The following documents and information previously filed with the Securities and Exchange Commission (the “;;; Commission ”) by the Registrant are hereby incorporated by reference in this Registration Statement:

       (a) The Registrant’s Prospectus dated May 17, 2000 as filed with the Commission by the Registrant pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “;;;Securities Act”) on May 18, 2000.

     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed pursuant to Section 13 of the Exchange Act.

     (c) The Registrant’s Current Report on Form 8-K, dated October 18, 2000, filed pursuant to Section 13 of the Exchange Act.

     (d) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, dated May 16, 2000, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel

     The validity of the shares of Common Stock offered hereby has been passed upon for iBEAM Broadcasting Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 50,154 shares of iBEAM Broadcasting Corporation Common Stock.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article X of Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of Registrant’s Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to Registrant’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. We have entered into indemnification agreements with Registrant’s directors and executive officers, in addition to indemnification provided for in Registrant’s Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify Registrant’s directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers’ insurance, if available on reasonable terms.

Item 7.   Exemption From Registration Claimed

     Not Applicable.

Item 8.   Exhibits

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	NextVenue Inc. Amended and Restated 1999 Stock Option Plan
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of KPMG LLP, Independent Auditor
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
23.4	Consent of KPMG LLP, Independent Accountants
24.1	Power of Attorney (contained on the signature page)

Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) (ii) (iii)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 9th day of November, 2000.

iBEAM BROADCASTING CORPORATION
/s/ Peter Desnoes

Peter Desnoes
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Geoff Ribar and Daniel Sroka, and each of them acting individually, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated below on this 9th day of November, 2000.

Signature	Title
/s/ Peter Desnoes	President, Chief Executive Officer and Chairman of the
Board
Peter Desnoes	(Principal Executive Officer)

/s/ Geoff Ribar	Vice President and Chief Financial Officer
(Chief Financial Officer)
Geoff Ribar

/s/ Barry Baker	Director

Barry Baker

/s/ Frederic Seegal	Director

Frederic Seegal

/s/ Richard Shapero	Director

Richard Shapero

/s/ Peter Wagner	Director

Peter Wagner

/s/ Robert Wilmot	Director

Robert Wilmot

/s/ Nicholas Balletta	Director

Nicholas Balletta

IBEAM BROADCASTING CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	NextVenue Inc. Amended and Restated 1999 Stock Option Plan
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of KPMG LLP, Independent Auditor
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
23.4	Consent of KPMG LLP, Independent Accountants
24.1	Power of Attorney (contained on the signature page)